August 13, 1998

Dear Valued Borrower:

     We are pleased to announce that our bank is reorganizing into the mutual holding company form of organization. Gouverneur Bancorp, Inc. will own all the stock of our bank and Cambray Mutual Holding Company will own a majority of the stock of Gouverneur Bancorp, Inc. The remainder is being offered to our depositors and, if not all sold to our depositors and our employee stock ownership plan, it will be offered in a community offering with a preference to residents of St. Lawrence, Jefferson and Lewis counties. The terms and conditions of your loans from the bank will not change as a result of the Reorganization.

     To accomplish the Reorganization, our Plan of Reorganization must be approved by our depositors and borrowers. A special meeting will be held on September 24, 1998 to obtain that approval. Enclosed is a proxy card which will allow you to cast your vote. We urge you to vote "YES" on the Reorganization proposal listed on the proxy card. You need not vote on the proposal to convert from a state to a federal charter because that matter involves only depositors. Please sign the proxy card, mark your choice, and return the card to us in the enclosed blue proxy return envelope as soon as possible. You can still come to the meeting and vote in person even if you return your proxy card. Failure to vote has the same effect as voting against the Reorganization, so please be sure to return your proxy card.

     You may also have the opportunity to subscribe for stock of Gouverneur Bancorp, Inc. if you were a depositor as of March 31, 1997, June 30, 1998 or July 31, 1998, with an account balance of at least $50. If you have subscription rights, you will receive, along with this letter, a separate letter to depositors and an order form.

     Further information about voting is contained in the enclosed Prospectus and Proxy Statement. Please read both documents carefully before deciding how to vote. We have also enclosed a Question and Answer brochure which gives information about the Reorganization. If you have any questions, you may call or stop by our Stock Information Center Monday through Friday during bank business hours at 42 Church Street, Gouverneur, New York 13642 (315) 287- 4293.

     We look forward to continuing to provide you with quality financial services in the future.


                                    Sincerely,

                                    /s/ Signature appears in original
                                    Richard F. Bennett, President and CEO

THE COMMON STOCK BEING OFFERED IS NOT A DEPOSIT ACCOUNT AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY. THIS IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

                                                                 August 13, 1998

Dear Valued Customer:

     We are pleased to announce that our bank is reorganizing into the mutual holding company form of organization. Gouverneur Bancorp, Inc. will own all the stock of our bank and Cambray Mutual Holding Company will own a majority of the stock of Gouverneur Bancorp, Inc. The remainder of the stock is being offered first to our depositors.

     As a depositor on March 31, 1997 or June 30, 1998, you have the right to submit an order form to purchase stock of Gouverneur Bancorp, Inc. You are not required to buy any stock. First priority subscription rights go to depositors with accounts of at least $50 at March 31, 1997. Other depositors have lower subscription priorities. If you want to buy stock, you must submit the enclosed order form so it is received by the Bank, no later than noon, New York time, on September 23, 1998.

     Further information about purchasing stock is contained in the enclosed Prospectus. Please read it carefully before deciding whether to purchase any stock. We have also enclosed a Question and Answer brochure which gives information about the Reorganization and the stock offering. If you have any questions, you may call or stop by our Stock Information Center Monday through Friday during bank business hours at 42 Church Street, Gouverneur, New York 13642 (315) 287- 4293.

                                    Sincerely,

                                    /s/ Signature appears in original
                                    Richard F. Bennett, President and CEO

THE COMMON STOCK BEING OFFERED IS NOT A DEPOSIT ACCOUNT AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY. THIS IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

                                                                 August 13, 1998

Dear Valued Customer:

     We are pleased to announce that our bank is reorganizing into the mutual holding company form of organization. Gouverneur Bancorp, Inc. will own all the stock of our bank and Cambray Mutual Holding Company will own a majority of the stock of Gouverneur Bancorp, Inc. The remainder of the stock is being offered first to our depositors.

     It is important to remember that:
     o Your deposits will still be insured by the FDIC up to applicable limits
     o If you have any loans from the bank, the terms of your loans will not change o You are not required to buy any stock

     To accomplish the Reorganization, we need the approval of our depositors on two proposals. Special meetings will be held on September 24, 1998 to obtain those approvals. Enclosed is a proxy card which will allow you to cast your vote. We urge you to vote "YES" on both proposals so that the Reorganization can occur. Please sign the proxy card, mark your choice, and return the card to us in the enclosed blue proxy return envelope as soon as possible. You can still come to the meeting and vote in person even if you return your proxy card. Failure to vote has the same effect as voting against the Reorganization, so please be sure to return your proxy card.

     You also have the right to submit an order form to purchase stock of Gouverneur Bancorp, Inc. First priority subscription rights go to depositors with accounts of at least $50 at March 31, 1997. Other depositors have lower subscription priorities. If you want to buy stock, you must submit the enclosed order form so it is received by the Bank, no later than noon, New York time, on September 23, 1998.

     Further information about voting and purchasing stock is contained in the enclosed Prospectus and Proxy Statement. Please read both documents carefully before deciding how to vote or whether to purchase any stock. We have also enclosed a Question and Answer brochure which gives information about the Reorganization and the stock offering. If you have any questions, you may call or stop by our Stock Information Center Monday through Friday during bank business hours at 42 Church Street, Gouverneur, New York 13642 (315) 287-4293.

                                    Sincerely,


                                    /s/ Signature appears in original
                                    Richard F. Bennett, President and CEO

THE COMMON STOCK BEING OFFERED IS NOT A DEPOSIT ACCOUNT AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY. THIS IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

                                                                 August 13, 1998


Dear Depositor:

     As a qualified depositor of Gouverneur Savings and Loan Association ("Gouverneur Savings"), you have the right to vote upon Gouverneur Savings' proposed Plan of Reorganization. However, the Plan of Reorganization provides that Gouverneur Bancorp, Inc. will not offer shares in any state in which compliance with the securities laws would be impracticable for reasons of cost or otherwise. Unfortunately, the securities laws of your state would require Gouverneur Bancorp, Inc. to register its common shares and /or its employees in order to sell the common shares to you. Such registration would be prohibitively expensive or otherwise impracticable. Therefore, the Common Stock of Gouverneur Bancorp, Inc. is not being offered generally to persons in your state.

     You may vote on the proposed Plan of Reorganization and we urge you to read the enclosed Proxy Statement and Prospectus and execute the enclosed proxy card. Please return your proxy card in the enclosed blue proxy return envelope. Questions regarding the execution of the proxy card should be directed to our Stock Information Center at (315) 287-4293.


                                    Sincerely,

                                    /s/ Signature appears in original
                                    Richard F. Bennett
                                    President and CEO

Enclosures

    The common stock of Gouverneur Bancorp, Inc. is not a savings account or deposit and will not be insured by the Federal Deposit
               Insurance Corporation or any other government agency.

           This is not an offer to sell or a solicitation of an offer to buy the common stock of Gouverneur Bancorp, Inc. The offer is made only by the Prospectus. The Prospectus does not constitute an offer for sale or a solicitation of an offer to buy any shares of common stock of Gouverneur
         Bancorp, Inc. in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                                                                 August 13, 1998

To Members and Friends of Gouverneur Savings and Loan Association:

     First  Albany  Corporation,   a  member  of  the  National  Association  of
Securities Dealers ("NASD"), is assisting Gouverneur Savings and Loan Association ("Bank") in its Reorganization from a mutual form of organization to the mutual holding company form of organization. Gouverneur Bancorp, Inc., a new corporation formed under United States Law and Regulations of the OTS (the "Company") will own a majority of the stock of the Bank.

     At the request of the Company, we are enclosing materials explaining this process and your options, including an opportunity to invest in shares of the Company's common stock being offered to depositors, customers and the community through September 23, 1998. Please read the enclosed offering materials carefully. The Company has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.

     If you have any questions, please visit our Stock Center at the Bank's headquarters at 42 Church Street, Gouverneur, NY 13642 or call (315-281-4293).


Sincerely,


First Albany Corporation


THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, OR ANY OTHER GOVERNMENT AGENCY. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER IS MADE ONLY BY PROSPECTUS.

[[Question and Answer Brochure to be printed in for panels folded, with the first page of this version to appear as the front cover.]]


                     Gouverneur Savings and Loan Association

                                 Reorganization

                                   QUESTIONS

                                       AND

                                     ANSWERS

                            Gouverneur Bancorp, Inc.

 THIS BROCHURE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY
  COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE
      FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                            Gouverneur Bancorp, Inc.

Gouverneur Savings and Loan Association

The reorganization of Gouverneur Savings and Loan Association into a mutual holding company structure, including the organization of Gouverneur Bancorp, Inc. and its related stock offering, is referred to as the "Reorganization" in this pamphlet.

This pamphlet answers frequently asked questions about the Reorganization and about your opportunity to invest in Gouverneur Bancorp, Inc. Please read the enclosed Prospectus carefully before making an investment decision. For a discussion of certain risk factors that should be considered before deciding whether to buy stock, please see the "Risk Factors" section of the Prospectus.

THE REORGANIZATION

Q. What is the Reorganization?

A. Gouverneur Savings and Loan Association, (the "Bank") is changing its legal form from a mutual (no stockholders) savings and loan to a capital stock savings and loan that will be a subsidiary of Gouverneur Bancorp, Inc. (the "Company"). In addition, the Bank will organize Cambray Mutual Holding Company (the "Mutual Holding Company") which will own the majority of stock of the Company. The Reorganization also involves the public sale of 45% of the common stock of the Company (the "Offering") which will result in the public owning a minority interest in the Company. After the Reorganization the Bank will continue to provide customers with traditional financial services.

Q. Why is the Bank Reorganizing?

A. The Board of Directors has determined that the Reorganization is in the best interests of the Bank and its customers for a number of reasons including:

o The Offering gives depositors (including directors, officers, and employees) an opportunity to own an interest in the Bank and the Company. Management believes that the Offering will provide purchasers of the common stock with an opportunity to share in the Bank's future growth and potential earnings. There can be no assurances, however, as to the Bank's future growth or potential earnings.

o While the Bank currently exceeds all regulatory capital requirements, raising equity capital through the Offering permits the Bank to enlarge its capital base and will help the Bank take advantage of future business opportunities.

Q. Will there be any changes in directors, officers or employees as a result of the Reorganization?

A. No. The directors, officers and employees of the Bank will not change as a result of the Reorganization. The management and employees of the Bank will continue in their current capacities and its directors and officers will serve as the initial directors and officers of the Company and Mutual Holding Company. The day-to-day activities of the Bank will not change as a result of the Reorganization.

Q. Will the Reorganization affect deposit accounts or loan accounts?

A. No. The Reorganization will not affect the amount, interest rate or withdrawal rights of deposit accounts, which will continue to be insured by the FDIC to the maximum legal limit. Likewise, the loan accounts and rights of borrowers will not be affected.

VOTING RIGHTS

Q. Who is eligible to vote on the Reorganization?

A. Depositors and certain borrowers of the Bank as of July 31, 1998, the Voting Record Date, are eligible to vote. They have been provided with a Proxy Statement describing the Reorganization. Depositors will also vote to approve a change in the Bank's charter so the Bank can reorganize as a Federal Savings and Loan Association.

Q. If I received proxy cards, am I required to vote on the Reorganization?

A. No. However, the Board of Directors urges you to vote "FOR" all matters listed, sign all of the proxy cards and either hand-deliver them to our office or mail them using the enclosed reply envelope.

Q. Why did I get several proxy cards?

A. If you have more than one account, you may have received more than one proxy card, depending on the ownership structure of your accounts. Please complete, sign and submit all proxy cards.

Q. Am I required to purchase stock if I vote in favor of the Reorganization?

A. No. To become a stockholder, you must submit a Stock Order Form and payment, as described below.

Q. May I vote in person at the Special Meetings?

A. Yes. If you attend the Special Meetings, you may revoke your existing proxy, if any, and vote in person. Please send in your proxy card even if you plan on attending the Special Meetings.

PURCHASING STOCK

Q. Who may purchase the common stock?

A. The Bank's depositors and members of the general public may subscribe for the Company's common stock during the offering period. In the event, however, that orders exceed the common stock available, the common stock will be allocated on a priority basis to: (1) depositors of the Bank with aggregate deposits of $50 or more on March 31, 1997; (2) the Bank's Employee Stock Ownership Plan; (3) depositors of the Bank with aggregate deposits of $50 or more on June 30, 1998;
(4) depositors of the Bank as of July 31, 1998 (the "Voting Record Date"); and
(5) members of the general public. Please note that you are not obligated to purchase stock.

Q. How much common stock is being offered?

A. The Company is offering between 1,415,250 and 1,914,750 shares of common stock which will represent a 45% minority ownership interest of the total common stock expected to be outstanding. The number of shares offered is based on an independent appraisal of the Company and the Bank, which determined that the estimated pro forma market value was between $15.7 and $21.3 million as of June 5, 1998. The number of shares sold may be increased to 2,201,962 as described in the Prospectus.

Q. What is the price per share?

A. The Company is offering the shares at a purchase price of $5.00 per share. All purchasers, including the directors and officers, will pay the same price per share. No commission will be charged for stock purchased in the Offering.

Q. How do I purchase common stock?

A.Complete the Stock Order Form and submit it to the Bank with payment so it is received by 12:00 noon, New York time, on September 23, 1998. You may hand-deliver the Stock Order Form to the Bank's office, or you may use the enclosed Reply Envelope. Payment may be made by check or money order or by authorization of withdrawal from one or more Gouverneur Savings and Loan Association deposit accounts. (Note that any applicable penalty for early withdrawal will be waived for such withdrawals).

Q. Will I receive interest on funds I submit for stock purchases?

A. Yes. Funds received will earn interest at the Bank's passbook account rate from the date payment is received until the Offering is completed. With respect to authorized account withdrawals, interest will continue to accrue at the account's contract rate until the Offering is completed.

Q. What will the minimum and maximum number of shares be that I may purchase in the Offering?

A. The minimum purchase is 25 shares ($125). The maximum individual order in the Offering is 30,000 shares ($150,000) and no person, together with associates of and persons acting in concert with such persons may purchase more than 30,000 shares ($150,000).

Q. Is the common stock insured by the FDIC?

A. No. Stock cannot be insured by the FDIC or any other government agency.

Q. May I obtain a loan from the Bank to pay for my shares?

A. No. Regulations do not allow the Bank to make loans for this purpose.

Q. Can I subscribe for shares using funds in my IRA at Gouverneur Savings and Loan Association?

A. Yes. However, to use such funds to purchase common stock, you need to establish a self-directed account with an outside trustee. Please call the Stock Information Center if you wish to use funds in your IRA or any tax-qualified funds at other institutions to purchase common stock in the Offering. This will require additional processing time, so please contact us as soon as possible.

Q. When does the Offering terminate?

A.The Offering will terminate at 12:00 noon New York time, on September 23, 1998, unless extended by the Bank.

Q. May I change my mind after I submit an Order?

A. The stock order you submit cannot be canceled or withdrawn unless the Reorganization is not completed by November 7, 1998. However, you may order additional shares by completing another stock order form, subject to the maximum purchase limitations.

Q. Are my subscription rights transferable?

A. No. No person may transfer or enter into any agreement to transfer his or her subscription rights issued under the Reorganization or the shares to be issued upon the exercise of such rights. Persons violating such prohibition will lose their right to purchase stock in the Offering and may be subject to further government sanctions.

Q. What will happen to my order if orders are received for more common stock than is available?

A. This is referred to as an over-subscription and shares will be allocated on a priority basis as disclosed in the Prospectus. There is no guarantee that an order will be filled either in whole or in part. Of course, if we are not able to fill an order (either wholly or partly), funds remitted which are not used toward the purchase of stock will be promptly refunded with interest. If payment for the stock is made by authorization to withdraw the funds from a Gouverneur Savings and Loan Association account, those funds not used to purchase common stock will remain in that account.

Q. When will I receive my Stock Certificate?

A. Stock certificates will be mailed as soon as practicable after the Offering is completed. Please be aware that you may not be able to sell the shares you purchased until you have received a stock certificate.

Q. May I purchase or sell shares in the future?

A. You may purchase or sell shares through a stockbroker. The Company anticipates that following the Offering, the common stock will be listed on the Nasdaq Small-Cap Market under the symbol "GOUV". There can be no assurance, however, that an active and liquid market for the common stock will develop.

[Back Cover]

                                   QUESTIONS?

                                   PLEASE CALL
                        THE STOCK INFORMATION CENTER AT

                                 (315) 287-4293
                            FROM 9:00 AM TO 4:00 PM

                             MONDAY THROUGH FRIDAY

                            Gouverneur Bancorp, Inc.
                                42 Church Street
                           Gouverneur, New York 13642

Press Release
                                         FOR IMMEDIATE RELEASE
                                         For More Information Contact:
                                         Richard F. Bennett
                                         Telephone:  (315) 287-2600

         GOUVERNEUR SAVINGS AND LOAN ASSOCIATION REORGANIZATION APPROVED
                           STOCK OFFERING TO COMMENCE

     Gouverneur, New York, August 21, 1998 - Richard F. Bennett, President and Chief Executive Officer of Gouverneur Savings and Loan Association, Gouverneur, New York, announced today that Gouverneur Savings and Loan Association has received approval from the Office of Thrift Supervision to reorganize from a state chartered mutual savings and loan association to a federally chartered stock savings association indirectly owned by a mutual holding company. In connection with the Reorganization, Gouverneur Savings and Loan Association is forming a mid-tier stock form holding company, Gouverneur Bancorp, Inc., to own all of the outstanding capital stock of Gouverneur Savings and Loan Association. When the Reorganization is consummated, 55% of the common stock of Gouverneur Bancorp, Inc., will be owned by a new mutual holding company, Cambray Mutual Holding Company, and the remaining 45% will be sold to the public.

     A Prospectus and Proxy Statement describing the Reorganization is being mailed to certain depositors and borrowers of the Bank in a few days. As part of the Reorganization, Gouverneur Bancorp, Inc. is offering an estimated 1,914,750 shares of common stock at $5.00 per share, which may increase up to 2,201,962 shares. Certain of the Bank's past and present depositors will have the opportunity to purchase stock through a subscription offering that closes on September 23, 1998. Shares that are not subscribed for during the subscription offering, if any, will be offered to the general public, with preference given to natural persons who are residents of St. Lawrence, Jefferson and Lewis Counties in a community offering. The offerings are being managed by First Albany Corporation of Albany, New York.

     According to Mr. Bennett, "Our day to day operations will not change as a result of the Reorganization. We will continue to be FDIC insured and the interest rates and terms on our existing deposits and loans will remain the same."

     At June 30, 1998, Gouverneur Savings and Loan Association had total assets of $55.7 million and total equity of $11.2 million.

     Customers or interested members of the community with questions concerning the Reorganization or the stock offering should call the Stock Information Center at (315) 287-4293.

     The following special notices are provided at the request of the state securities regulators in the states indicated.
============================================================

The following notice is provided to persons and entities residing in the State of New Jersey:

           "AN INVESTMENT IN THE COMMON STOCK INVOLVES CERTAIN RISKS"
============================================================

The following notice is provided to persons and entities residing in the State of Maryland:

"Gouverneur Bancorp, Inc. has broad discretion regarding the investment of the net proceeds remaining in its hands after first using a portion of the proceeds to:

o    pay the expenses of the Reorganization;

o purchase all the stock to be issued by Gouverneur Savings and Loan Association; and

o    fund the loan to be made to its Employee Stock Ownership Plan.

The net proceeds retained by the Company after such use are estimated to represent approximately 39% of the total dollar amount of Common Stock sold, including stock sold to the ESOP but excluding stock issued to the Mutual Holding Company. You may want to consider the lack of certainty regarding how the remaining net proceeds will be used as an additional risk in deciding whether to purchase any Common Stock. For a detailed discussion of the types of investments and activities which are permitted for Gouverneur Bancorp, Inc., see the discussion under the caption "Regulation - Holding Company Regulation."